Master Agreement for Purchase and Sale of Commodities

This Agreement is entered into as of 10 September, 2009, by and between:

First: Rasan Private Equity Inc., a corporation organized under the laws of the Cayman Islands,

(First Party)

Second: E&P Co, LLC, a Texas Limited Liability Company under the laws of the State of Texas,

(Second Party)

Whereas, the Second Party is desirous of receiving financing from the First Party for some of its business activities for a different period of time up to a maximum amount of financing of USD 1,500,000 (One Million and Five Hundred Thousand Dollars), plus any accrued profit thereon (the “Maximum Facility Amount”); and

Whereas, the First Party has expressed its willingness to provide the required finance to the Second Party up to the Maximum Facility Amount to perform the above referred sale and purchase activities as per this Agreement according to the following procedures:

1.	The First Party shall buy the goods and commodities from the international market and, thereafter, shall sell the same to the Second Party for the price agreed as per the details mentioned in the two schedules No 2 and 3.

2.	First Party, on behalf of the Second Party as an agent of it, shall sell the commodities on cash. After receiving its price it will deliver the same to the account of the Second Party in accordance with the written instructions in this respect.

3.	Second Party shall pay later the sale price to the First Party at the time of entitlement as per the Agreement.

Article One

The foregoing Preamble shall be considered as an integral part of this Agreement.

Article Two

First Party shall do the activities of sale and purchase and other general trading activities in different goods and commodities that are acceptable to Islamic Sharia up to the Maximum Facility Amount. The First Party shall, as soon as the purchase of the commodities or goods agreed upon is over, sell the same to the Second Party on deferred payment. The purchase price shall be paid by the Second Party to the First Party, on the date agreed between both parties and in accordance with the details of the Schedules 2, 3 and 4 but in no event later than the date of termination of this Agreement in accordance with its terms. The obligation of the Second Party to pay the purchase price and any other amounts due to the First Party in accordance with the terms of this Agreement shall be evidenced by the promissory note of the Second Party payable to the order of the First Party, or its designee, in the form of Exhibit A attached hereto (the "Note") and dated as of the date hereof. (This agreement, the Note and all other documents and instruments executed, submitted, or to be submitted by Second Party to the First Party in connection with the Facility are hereinafter collectively referred to as the "Facility Documents".)

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The Second Party agrees that the First Party's books and records will be the conclusive proof of the Second Party's indebtedness to the First Party, in the absence of manifest error in such books and records

Article Three

The purchase price shall include the actual purchase expenses (the amount that the First Party has paid to buy the specified commodity or commodities) in addition to the administrative expenses of business transactions and the profits entitled for the First Party, which shall be decided by the parties in accordance with the two Schedules (2 and 3).

Article Four

Upon the occurrence of any Event of Default as per this Agreement, the entire installments shall become due immediately without any need of notice or any judicial proceedings. First Party shall be entitled to exercise any and all of its rights and remedies provided under the Note, and at law or in equity, and to take all legal proceedings to protect its rights and to collect the same, including the sale of the assets of the Second Party mortgaged to him or liquidation of any security, if any, and realize its financial rights from the receivables of this sale or liquidation, in addition to all the necessary out of pocket expenses and fees paid in order to collect the same.

Article Five

After completing the deferred sale transaction to the Second Party, First Party, as an agent of the Second Party, shall sell those commodities to third party in cash and shall receive the sale cash of this transaction. First party shall transfer the sale price to the account of the Second Party on the date agreed upon.

Article Six

All the amounts entitled to the First Party from the Second Party pursuant to this Agreement shall be free and clear from any kind of taxes or fees, present or future. Also Second Party shall not be entitled to deduct any amount from the amount of First Party for the reason of any clearance or financial claim arising from business dealings out of the scope of this Agreement.

Article Seven

During the term of this Agreement and until all amounts owed by the Second Party to the First Party pursuant to this Agreement, the Second Party shall:

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1)	Furnish to the First Party such information concerning the Second Party's business, properties, condition or operations, financial or otherwise, as the First Party may from time to time reasonably request;
2)	Maintain its corporate existence in good standing and comply with all valid and applicable statutes, rules and regulations;
3)	Comply with all statutes and government regulations, licenses and permits, all as may be amended from time to time, and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property as and when due which, if unpaid, might become a lien or charge against the Second Party or its properties, except liabilities being contested in good faith and against which, if requested by the First Party, the Second Party shall set up reserves in amounts and in form satisfactory to the First Party;
4)	Allow the First Party, any holder of the Note, or any participant in the financing evidenced by this Agreement, by or through any of its officers, attorneys, professional appraisers, auditors and/or accountants, for the purpose of ascertaining whether or not each and every provision hereof and of any related agreement, instrument and document is being performed; to enter the offices and plants of the Second Party at any time during normal business hours to examine or inspect any of the Second Party's properties, books and records or extracts, to make copies of such books and records or extracts therefrom, and to perform accountings, appraisals and inventories or other audits or examinations of the Second Party's books, records, assets or operations and related systems; and to cause its officers and employees to give full cooperation and assistance to the First Party in connection therewith; and
5)	Give written notice to the First Party within fifteen (15) days of the occurrence of any matter that has resulted or is reasonably likely to result in a material adverse change in the financial condition or operations of the Second Party.

Article Eight

As conditions precedent to the effectiveness of this Agreement and to any financing hereunder, Second Party shall have provided the First Party with the following:

1)	A true and correct copy of the Purchase Agreement as duly executed on behalf of all parties thereto;
2)	the Note in the form of Exhibit A attached hereto as duly executed on behalf of the Second Party;

Article Nine

The occurrence of any of the following events shall be an “Event of Default” hereunder:

1)	If the Second Party shall fail to (i) pay any amount when due to the First Party hereunder and such failure shall continue for 10 days; or (ii) perform and observe any other provision hereof and such failure shall continue for 30 days after notice from the First Party;

2)	If any default shall exist under any instrument creating or evidencing any obligation, direct or contingent, for the payment of money financed, which default would permit acceleration of payment of any such obligation; or

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3)	If any order, judgment or decree shall be entered, without the Second Party's application, approval or consent, by a court of competent jurisdiction approving a petition seeking its reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of its assets and the same shall not be discharged within 30 days,

Article Ten

This Agreement shall be valid for one year with effect from the date of signing of this Agreement and shall be renewed for a similar period unless either of the parties has given at least 30 days written notice prior to the expiry periods. First Party shall be entitled to terminate this Agreement immediately in the event of default of Second Party in performing any of its obligations mentioned in this Agreement and not remedying such default within three workings days after receiving written notice from First Party requesting to remedy the same. In the event of termination of this Agreement at any time, the entire amount entitled to the First Party from Second Party shall be entitled in the same date and the Second Party shall pay the same without any need of resorting to legal proceeding. The termination of this Agreement shall not affect performance of all the obligations of both parties arranged before the date of termination.

Article Eleven

Second Party shall not be entitled to transfer or assign any of its rights or obligations as per this Agreement to any third party without the prior written consent of the First Party, in order to avoid any dispute that may arise in future from this transfer or assignment. This shall not negatively affect the independent authority of the First Party to use whom ever he considers suitable as its representative or agent to perform any of its obligations contained in this Agreement.

Article Twelve

All the notices and letters as per this Agreement shall be sent by registered mail to the address of the parties mentioned above or any other addresses that either of the parties may notify to the other party in accordance with this Article. The party to which the notice or letter has been sent shall be considered as received the same within three working days after the sending the same by registered mail. Also the notice or letter may be given through the Telex or Fax.

Article Thirteen

In case any of the provisions of this Agreement has become, or made to be, void or unenforceable, the remaining provisions of the Agreement shall not be affected and will be in force between both parties.

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Article Fourteen

This Agreement shall be construed and governed in accordance with the applicable laws of the State of New York as applied to agreements among New York residents, made and to be performed entirely within the State of New York and without contradicting with the principles of Islamic Sharia. In the event of any disputes arising between the Parties in connection with this Agreement, such disputes shall be resolved by binding arbitration with a duly authorized representative of the American Arbitration Association (“AAA”) in accordance with the provisions hereof and thereof and in accordance with the rules and procedures of the AAA. Either party hereto may submit the matter to binding arbitration before the AAA in New York County, New York, which arbitration shall be final and binding on the parties and the exclusive method, absent agreement between the parties, for purposes of resolving such claims. All claims shall be settled by a single arbitrator appointed in accordance with the Commercial Arbitration Rules then in effect of the AAA (the “AAA Rules”). The arbitrator shall render a final decision pursuant to the AAA Rules within thirty (30) days after filing of the claim. The final decision of the arbitrator shall be furnished to the Investors and the Company in writing and shall constitute the conclusive determination of the issue in question binding upon the parties, and shall not be contested by any of them except as provided by law. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator’s decision. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief that such party may be entitled. For purposes of this Agreement, the prevailing party shall be that party in whose favor final judgment is rendered or who substantially prevails, if both parties are awarded judgment.

Article Fifteen

All costs, including without limitation the actual fees and expenses of the First Party's legal counsel, reasonably incurred, in connection with the interpretation, enforcement and protection of the rights, duties and obligations of First Party and/or Second Party under any of the Facility Documents, are for the account of the Second Party, whether or not this facility is utilized.

Article Sixteen

Neither this Agreement, the Note, the other Facility Documents, nor any term, covenant or condition hereof or thereof may be changed, waived, discharged, modified or terminated except by a writing executed by the parties hereto or thereto.

Article Seventeen

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

Article Eighteen

The Facility Documents contain the entire agreement between the parties hereto with respect to the Loan and the transactions provided for herein and therein and supersede all prior communications, negotiations, correspondence and agreements with respect thereto, and there are no promises, agreements, conditions, undertakings, warranties and representations, whether written or oral, express or implied, between the parties hereto with respect to the Loan and the transactions provided for herein and therein other than as set forth in the Facility Documents.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

RASAN PRIVATE EQUITY INC.

By:
Name:
Title:

E&P Co. LLC

By:
Name:
Title:

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